EXHIBIT 10.5

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$30,000.00

Type of Meeting	Amount Paid per Meeting
Board Meeting	$3,000.00
Special Meeting	$3,000.00
Telephonic Board Meeting	$750.00
Compensation & Nominating Committee Meeting	$1,200.00
Audit Committee Meeting	$2,000.00
Executive Committee Meeting	$3,000.00
Additional Fee for Chairperson	$1,200.00